EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
VCA Antech, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-139410, 333-81614 and 333-107557) on Form S-8 and the registration statements (Nos. 333-108135 and 333-114471) on Form S-3 of VCA Antech, Inc. of our reports dated March 1, 2013, with respect to the consolidated balance sheets of VCA Antech, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of VCA Antech, Inc. and subsidiaries.
Our report dated March 1, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that our audit of internal control over financial reporting of VCA Antech, Inc. and subsidiaries excluded an evaluation of the internal control over financial reporting of Associate Veterinary Clinic (1981) LTD (“AVC”), which was acquired in 2012.
/s/ KPMG LLP
Los Angeles, California
March 1, 2013